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                                                                      EXHIBIT 12

                      E. I. DU PONT DE NEMOURS AND COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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
                                             YEARS ENDED DECEMBER 31
                                        --------------------------------------
                                         1993    1992    1991    1990    1989
                                        ------  ------  ------  ------  ------
Income Before Extraordinary Item and
 Transition
 Effect of Accounting Changes.........  $  566  $  975  $1,403  $2,310  $2,480
Provision for Income Taxes............     392     836   1,415   1,844   1,844
Minority Interests in Earnings of Con-
 solidated Subsidiaries...............       5      10       6       3      24
Adjustment for Companies Accounted for
 by the Equity Method.................      41       6      35      29      38
Capitalized Interest..................    (194)   (194)   (197)   (161)   (108)
Amortization of Capitalized Interest..     144     101      94      84      78
                                        ------  ------  ------  ------  ------
                                           954   1,734   2,756   4,109   4,356
                                        ------  ------  ------  ------  ------
Fixed Charges:
Interest and Debt Expense--Borrowings.     594     643     752     773     586
Adjustment for Companies Accounted for
 by the Equity Method--Interest and
 Debt Expense.........................      42      62      11       9      23
Capitalized Interest..................     194     194     197     161     108
Rental Expense Representative of In-
 terest Factor........................     143     151     162     163     149
                                        ------  ------  ------  ------  ------
                                           973   1,050   1,122   1,106     866
                                        ------  ------  ------  ------  ------
Total Adjusted Earnings Available for
 Payment of Fixed Charges.............  $1,927  $2,784  $3,878  $5,215  $5,222
                                        ======  ======  ======  ======  ======
Number of Times Fixed Charges Are
 Earned...............................     2.0     2.7     3.5     4.7     6.0
                                        ======  ======  ======  ======  ======
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